Exhibit 99.1

Manning & Napier, Inc. Appoints Independent Director

FAIRPORT, NY, November 16, 2012 – The Board of Directors at Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) appointed Robert M. Zak to the Board effective immediately. Zak’s appointment filled an existing vacancy and increased the Board to six members.

Since 1995, Mr. Zak has served as the President and Chief Executive Officer at Merchants Insurance Group, a privately held insurance company. Prior to joining the insurance industry in 1985, he had a career in public accounting. Mr. Zak serves as a director, trustee or member of Great Lakes Health System, Rand Capital Corporation, 100 Club of Buffalo and Western New York, Inc., Kaleida Health System, and the University at Buffalo School of Management Dean’s Advisory Council. Mr. Zak is a certified public accountant and earned a BS and an MBA from the University at Buffalo.

“We are pleased to welcome Bob to our board of directors,” said Patrick Cunningham, CEO of Manning & Napier. “Bob’s proven experience in the insurance industry complements the firm’s ongoing development of solutions for our clients and partners in the intermediary channels.”

As part of the appointment, Mr. Zak will serve on the Nominating and Corporate Governance, Compensation, and Audit Committees.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions through separately managed accounts, mutual funds, and collective investment trust funds, as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity and fixed income portfolios as well as a range of blended asset portfolios, such as life cycle funds, that use a mix of stocks and bonds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 508 employees as of September 30, 2012.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations Contact

Brian Schaffer

Prosek Partners

212-279-3115 ext. 229

bschaffer@prosek.com

Public Relations Contact

Nicole Kingsley Brunner

Manning & Napier, Inc.

585-325-6880

nbrunner@manning-napier.com

Source Manning & Napier

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